EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated April 19, 2007, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Sigma Designs, Inc. on Form 10-K for the year ended February 3, 2007. We hereby consent to the incorporation by reference of said reports in the Registration statements of Sigma Designs, Inc. on Forms S-8 (File No. 333-132303, effective March 9, 2006, File No. 333-128895, effective October 7, 2005, File No. 333-114374, effective April 9, 2004, File No. 333-106978, effective July 11, 2003, File No. 333-103513, effective February 28, 2003, File No. 333-83126, effective February 21, 2002, File No. 333-64234, effective June 29, 2001, File No. 333-86875, effective September 10, 1999, and File No. 333-04041, effective May 20, 1996.)

/s/ ARMANINO MCKENNA LLP

San Jose, California

April 19, 2007